UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 20, 2007
Date of Report (Date of earliest event reported)

CONSTITUTION MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-49725	88-0455809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 300 - 1055 West Hastings Street Vancouver, British Columbia, Canada	V6E 2E9
(Address of principal executive offices)	(Zip Code)

(604) 612-4847
Registrant's telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on December 20, 2007, the Board of Directors (the "Board") of Constitution Mining Corp. (the "Company") accepted the consents of Hernan Zaballa to act as a Director and as a Vice President of the Company.

Mr. Zaballa has worked in the law firm of Brons & Salas, located in Buenos Aires, Argentina since 1994 and became a partner in 2002. He practices in the areas of administrative law; privatizations; customs laws; oil, gas and mining; and finance law.

Mr. Zaballa has served as Associate Professor of Administrative Law, Universidad del Museo Social Argentino from 1994 to present and as Associate Professor of Natural Resources Law at such university from 1995 to present. In 1996, Mr. Zaballa served as Associate Professor of Postgraduate Courses at the Universidad de Buenos Aires. From 1989 to 1993, Mr. Zaballa served as Legal Counsel to the United Nations Development Program.

Mr. Zaballa obtained his LL.B. from the Universidad del Museo Social Argentino in 1989 and was admitted to the Bar in Argentina that same year. Mr. Zaballa is member of the Buenos Aires Bar Association.

As a result of the Board's acceptance of Mr. Zaballa's consents to act as a Director and as a Vice President of the Company, the Company's current officers and directors are as follows:
Name	Position
Gary Joseph Artmont	President, Chief Executive Officer, Principal Executive Officer and Director
Daniel Hunter	Chief Operating Officer and Director
Pat Gorman	Director and Chairman of the Board
Hernan Zaballa	Director and Vice President (not an executive officer position)
D. James MacKenzie	Director
Harold Gershuny	Director
Duncan Large	Director
Kenneth Phillippe	Secretary, Treasurer, Chief Financial Officer and Principal Accounting Officer
David Smith	Vice President of Corporate Communications (not an executive officer position)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONSTITUTION MINING CORP.
DATE: December 28, 2007	"Dan Hunter" Name: Daniel Hunter Title: Chief Operating Officer and a Director

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